SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)   April 29, 2003

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

April 29, 2003

CV reports first quarter earnings

Retail sales increase helps boost quarterly return

RUTLAND, VT - Central Vermont Public Service (CV-NYSE) reported consolidated earnings of $5 million today, or 39 cents per diluted share of common stock, a 2 cent increase from a year ago. First-quarter 2002 earnings totaled $4.8 million, or 37 cents per diluted share of common stock.

"The core utility business continued to provide solid, steady earnings," President Bob Young said. "Our internal cost controls helped us earn our allowed 11 percent return on equity for the 12 months just ended. We will continue to drive out costs to refrain from seeking a rate increase before 2006.

"We are focusing on providing exceptional customer service and delivering stable, reliable earnings and dividends to our investors," Young said. "In 2003, I expect that we will continue to provide shareholders with total returns in line with that goal."

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"Our internal cost controls helped us earn our allowed 11 percent return on equity for the 12 months just ended, and we continue to drive out costs. We are focusing on providing exceptional customer service and delivering stable, reliable returns to our investors."

- Bob Young

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Quarterly Performance Summary
Utility Business
Retail sales revenue increased by $2.8 million, or 4 percent, in the first quarter of 2003 compared to 2002, primarily due to a 2.9 percent increase in retail mWh resulting from colder winter months in 2003. Higher retail sales revenue was partially offset by increased power costs of about $0.9 million to serve the additional load.

Net power costs, excluding the impact of higher retail sales, increased approximately $0.7 million, primarily due to higher Vermont Yankee costs under a purchased power agreement that became effective after the July 2002 sale of the plant. Offsetting these higher costs were higher resale sales due to higher wholesale market prices in 2003.

Other operating expenses increased $0.3 million primarily due to employee-related expenses such as medical and pension benefits, partially offset by lower service restoration costs in 2003 compared to major storms in the first quarter of 2002, and internal cost-cutting efforts.

Non-utility Business
The Company's two non-regulated subsidiaries include Catamount Energy Corporation ("Catamount") and Eversant Corporation ("Eversant"). Catamount invests in non-regulated energy generation projects in the United States and Western Europe with a current focus on developing, owning and operating wind energy projects, and Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Catamount incurred a loss of $0.1 million in 2003 compared to earnings of $0.4 million for the same period, primarily related to lower equity earnings and administrative fee revenue from certain of its investments, two of which were sold in the fourth quarter of 2002.

Eversant recorded earnings of $0.1 million in 2003 compared to a loss of $0.6 million in 2002, due to costs incurred in 2002 from discontinuing efforts to pursue certain non-regulated businesses.

Initiatives and Outlook
Young said despite a challenging economy, investors should continue to find stability in consolidated earnings and dividends.

The company has five key goals, known as the Vital Few, which guide its activities, and are critical to meeting those expectations. They are:

  Cost-effectively meet service quality standards;
  Increase shareholder value through realistic value creation strategies;
  Drive employee accountability and participation in the Right Way to Work, a continuous improvement process used to reduce costs;
  Using the RWTW, refrain from seeking a rate increase before 2006; and
  Engage all employees in the Vital Few and foster a trusting work environment throughout the company.

"With these goals as our measuring stick, we will drive value creation for investors and consumers," Young said. "We continue to find new and better ways to provide customer service, while providing dividends that can be expected to provide stable income for investors throughout the year."

About CV
CV is Vermont's largest electric utility, serving over 145,000 customers statewide. Through its subsidiary, Connecticut Valley, CV also serves over 10,000 customers in New Hampshire. Catamount invests in non-regulated energy generation projects in the United States and Western Europe with a current focus on developing, owning and operating wind energy projects.

Forward looking statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, the pending sale of Connecticut Valley, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of the Company's non-regulated businesses. These and other risk factors are detailed in the Company's Securities and Exchange Commission filings. The Company cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. Central Vermont does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation
Earnings per diluted share reconciliation

First quarter 2003 vs. first quarter 2002:

2002 Earnings per diluted share	$.37

Year over Year Effects on Earnings:
Higher retail sales (a)	$.14
Higher net power costs (b)	(.08)
Higher other operating revenue	.01
Higher other operating expenses (c)	(.04)
Lower equity in earnings (d)	(.02)
Losses at Catamount vs. earnings in 2002 (e)	(.05)
Earnings at Eversant vs. losses in 2002 (f)	.06

2003 Earnings per diluted share	$.39

  A 2.9 percent increase in mWh sales resulting from colder winter weather in 2003 compared to 2002.
  Higher retail mWh sales and higher purchased energy costs from Vermont Yankee under a purchased power agreement that became effective after the July 2002 sale of the plant.
  Primarily related to increased employee pension and medical costs, offset by lower service restoration costs in 2003 compared to major storms in 2002, and internal cost cutting.
  Related to the July 2002 sale of Vermont Yankee.
  Lower equity in earnings and administrative fee revenue resulting from the sale of two investments in the 4th quarter of 2002.
  Losses in 2002 resulting from discontinuing efforts to pursue non-regulated business opportunities.

Twelve months ended March 31, 2003:

     For the twelve months ended March 31, 2003, CV had net income of $19.9 million, or $1.55 per diluted share of common stock, compared to net income of $3.3 million, or $.14 per diluted share of common stock, for the twelve months ended March 31, 2002. A listing of certain items affecting the twelve months ended is outlined in the table below.

Year over Year Effects on Earnings:
Vermont Yankee sales tax benefit (a)	.22
Vermont utility rate case settlement (b)	.31
Vermont utility earnings cap (c)	(.03)
Extraordinary charge - CVEC FAS 71 (d)	.02
Catamount investment write downs (e)	.67

  Favorable impacts of state tax benefits available to Vermont Yankee.
  June 2001 approved rate order which required, in part, a $5.3 million write off of regulatory assets, and also ended the Hydro-Quebec power costs disallowances resulting in a $1.7 million reversal of accrual for under recovery of power costs in the 2nd quarter of 2001.
  In 2002, the Vermont utility earned approximately $0.4 million, on an after-tax basis, above its allowed rate of return. In accordance with its 2001 rate case settlement, the Company reduced the Vermont utility's earnings by that amount to satisfy its earnings cap requirement.
  Extraordinary charge resulting from application of SFAS 71, Accounting for the Effects of Certain Types of Regulation, at Connecticut Valley.
  Asset impairment charges in the fourth quarter of 2001 and the third quarter of 2002 related to certain of Catamounts investments.

Central Vermont Public Service Corporation - Consolidated Earnings Release (Unaudited) (Dollars in thousands, except per share amounts)
	Quarter Ended March 31		Twelve Months Ended March 31
	2003	2002	2003	2002
OPERATING DATA
Retail and firm sales (mWh)	631,589	614,067	2,364,252	2,317,881

Operating revenues:
Retail and firm sales	$74,486	$71,627	$283,106	$274,152
Wholesale sales	5,527	3,363	17,970	21,038
Other operating revenue	1,614	1,485	7,465	5,730
Total Operating revenues	$81,627	$76,475	$308,541	$300,920

Net Purchased power expense (net of wholesale sales)	$36,430	$34,821	$135,300	$127,399

Other Utility operating expenses	$32,430	$32,183	$128,242	$120,273

NET INCOME AND COMMON STOCK
Net Income before extraordinary charge	$4,960	$4,784	$19,943	$3,476
Extraordinary charge	-	-	-	$(182)
Net Income	$4,960	$4,784	$19,943	$3,294
Preferred Stock Dividend Requirements	$299	$403	$1,424	$1,675

Earnings available for common stock	$4,661	$4,381	$18,519	$1,619

Average shares of common stock outstanding:
Basic	11,776,658	11,622,118	11,716,344	11,573,535
Diluted	11,979,743	11,838,093	11,922,601	11,573,535

Earnings per basic share of common stock:
Before extraordinary charge	$.40	$.38	$1.58	$.16
Extraordinary charge	-	-	-	$.02
Earnings per share of common stock - basic	$.40	$.38	$1.58	$.14

Earnings per diluted share of common stock:
Before extraordinary charge	$.39	$.37	$1.55	$.16
Extraordinary charge	-	-	-	$.02
Earnings per share of common stock - diluted	$.39	$.37	$1.55	$.14

Dividends per share of common stock	$.22	$.22	$.88	$.88

NON-REGULATED BUSINESSES
Catamount Energy Corporation:
(Losses) earnings per share of common stock	$(.01)	$.04	$.08	$(.74)

Eversant Corporation:
Earnings (losses) per share of common stock	$.01	$(.05)	$.02	$(.22)

Media Inquiries:  Steve Costello, Director of Public Affairs
                                 (802) 747-5427; e-mail: scostel@cvps.com
                                 (802) 775-0486 (home)
                                 (802) 742-3062 (beeper)

Contact:          Jean H. Gibson, Senior Vice President, Chief Financial Officer and Treasurer
                        (802) 747-5435; e-mail: jgibson@cvps.com

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

April 29, 2003